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                                                                   EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
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                                                       For the Nine Months
                                                    Ended September 30, 1995
                                                    ------------------------
                                                         (UNAUDITED)
Fixed Charges:
  Consolidated interest cost and debt expense                  $ 87
  Interest cost and debt expense of operations
    held for sale                                                13
  Interest allocable to rental expense(b)                        27
                                                               ----
     Total                                                     $127
                                                               ====
Earnings:
  Consolidated income before provision for
    income taxes and cumulative effect of
    change in accounting principle                             $266
  Minority interest in net income
    of subsidiaries having fixed charges                         19
  Proportionate share of provision for income
    taxes of 50 percent owned but not controlled
    affiliated companies                                          3
  Equity in income of less than 50 percent owned
    but not controlled affiliated companies                      (7)
  Dividends received from less than 50 percent
    owned but not controlled affiliated companies                 4
  Fixed charges                                                 127
  Interest capitalized                                           (5)
  Amortization of previously capitalized interest                13
                                                               ----
      Total                                                    $420
                                                               ====
Ratio of Earnings to Fixed Charges                             3.31
                                                               ====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those accounted for as investments held for sale. (See Note 3 to the condensed consolidated financial statements.) Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.